Exhibit 99.1

Celanese Corporation Reports First Quarter Earnings

Dallas, May 5, 2026: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter 2026 U.S. GAAP diluted earnings per share of $0.41 and adjusted earnings per share of $0.85. Net sales of $2.3 billion increased 6 percent sequentially, reflecting a 5 percent increase in volume, a small currency benefit and stable pricing. Results reflected actions that delivered favorable product mix and cost productivity measures in Engineered Materials, along with deliberate steps to capture higher value opportunities within the Acetyl Chain. These benefits were partially offset by higher feedstock and energy costs across both businesses.
Celanese utilized its fundamentally strong and differentiated business models to take swift action and capitalize on opportunities. For the first quarter, the Company reported consolidated operating profit of $214 million, adjusted EBIT of $275 million, and operating EBITDA of $455 million at margins of 9, 12, and 20 percent, respectively.
Celanese continued to take actions to advance the strategic priorities of increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top line growth. These actions included the successful restart of the Frankfurt, Germany VAM unit and the announcement of the intended closure of the nylon 6,6 polymerization unit in Singapore.
“We are taking decisive and intentional actions to drive business improvement,” said Scott Richardson, president and chief executive officer. “By staying ahead of dynamic global events, we were able to capitalize on opportunities while positioning the business for an improved earnings profile over the course of the year. At the same time, we are strengthening the long-term fundamentals of the business through operational improvements and increased resilience. This progress supports our decision to raise our full‑year free cash flow outlook to $700 to $800 million and reinforces our confidence in the path forward.”

First Quarter 2026 Financial Highlights:

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,325	1,277	1,287
Acetyl Chain	1,036	940	1,116
Intersegment Eliminations	(24)	(13)	(14)
Total	2,337	2,204	2,389

Operating Profit (Loss)
Engineered Materials	221	111	94
Acetyl Chain	95	90	161
Other Activities	(102)	(108)	(90)
Total	214	93	165

Net Earnings (Loss)	48	22	(20)

Adjusted EBIT(1)
Engineered Materials	220	183	124
Acetyl Chain	131	146	167
Other Activities	(76)	(78)	(60)
Total	275	251	231

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	32	32	17
Acetyl Chain	2	42	3

Operating EBITDA(1)	455	435	411
Diluted EPS - continuing operations	$0.41	$0.23	$(0.17)
Diluted EPS - total	$0.40	$0.17	$(0.22)
Adjusted EPS(1)	$0.85	$0.67	$0.54

Net cash provided by (used in) investing activities	425	(104)	(98)
Net cash provided by (used in) financing activities	(3)	(324)	45
Net cash provided by (used in) operating activities	76	252	37
Free cash flow(1)	3	160	(73)
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced the intended closure of the nylon 6,6 polymerization unit in Sakra, Singapore, alongside optimization of the nylon 6,6 polymer assets in North America. Through these actions, Celanese expects to reposition its nylon business to create a more competitive and resilient platform for the future, without compromising customer confidence, product quality, or the Company’s ability to innovate on its existing polymer production assets or existing specialty polymerization capability.
•Reaffirmed the ongoing complementary actions across the Engineered Materials network, including advancing steps towards commencement of liquid crystal polymer-related operations in China, targeted upgrades of specialty compounds capability in Europe, introduction of new medical-grade compounding in Asia, and implementation of targeted product mix enhancements and localization in India.
•Opened the expanded Michigan Technology Center, enabling earlier customer engagement, faster development cycles, and deeper integration of technology and application expertise to advance the Engineered Materials growth strategy.
•Restarted the Frankfurt, Germany, VAM unit on an accelerated timeline, enhancing supply reliability to respond to customer's needs.
•Initiated commissioning of a new VAE Emulsions reactor in Frankfurt, Germany, supporting cost reduction and incremental capacity while strengthening downstream integration and agility of the Acetyl Chain.
•Advanced the turnaround of the POM facility in Frankfurt, Germany, with restart expected later in May.
•Added Anne P. Noonan to the Company’s Board of Directors in April 2026. Ms. Noonan most recently served as president and chief executive officer of Summit Materials, Inc., and previously as president and chief executive officer of OMNOVA Solutions Inc. Earlier in her career, she spent 27 years at Chemtura Corporation in a variety of leadership roles.
First Quarter Business Segment Overview
Engineered Materials
Engineered Materials reported first quarter net sales of $1.3 billion, a 4 percent sequential increase, consisting of 3 percent higher volume with no change in pricing and a modest currency benefit. Results were supported by seasonal volume improvement and favorable product and regional mix, partially offset by continued softness in certain end markets, particularly automotive in China. The business reported first quarter operating profit of $221 million, adjusted EBIT of $220 million, and operating EBITDA of $324 million, with margins of 17, 17, and 25 percent, respectively. Performance reflected continued execution of strategic initiatives focused on product and market segment positioning, improvements in pipeline quality and diversification, value-based pricing, and cost reduction, leading to favorable mix. During the quarter, the business advanced a series of structural actions under its Grow and Fortify strategy, such as the repositioning of the nylon portfolio and targeted network enhancements including liquid crystal polymers capabilities in Asia, specialty compounding in Europe, and medical-grade compounding in Asia. These actions strengthen the operational foundation in concert with business diversification and breadth into higher-growth end markets such as electronics, data center server componentry, medical devices, and electric vehicles.
Acetyl Chain
The Acetyl Chain reported first quarter net sales of $1.0 billion, a 10 percent sequential increase, consisting of increases of 8 percent in volume and 1 percent in price, with a small currency benefit. Results were supported by late‑quarter pricing and volume opportunities, primarily in China, partially offset by higher feedstock costs and continued softness in acetate tow. The business delivered first quarter operating profit of $95 million, adjusted EBIT of $131 million, and operating EBITDA of $194 million at margins of 9, 13, and 19 percent, respectively. Performance highlighted the agility of the globally integrated operating model, as the business responded swiftly through targeted pricing actions, proactive feedstock management, and dynamic network optimization. The business took multiple actions during the quarter, including the accelerated restart of the Frankfurt VAM unit, commissioning of the VAE reactor, and optimization of asset utilization across the U.S. and Asia. These actions enabled the Acetyl Chain to mitigate cost inflation, capture high value opportunities, and reinforce its position as a reliable supplier.

Cash Flow and Tax
Celanese reported first quarter operating cash flow of $76 million and free cash flow of $3 million. First quarter operating and free cash flow results reflected expected seasonal working capital timing effects and disciplined capital spending, along with changes in the timing of interest payments.
The effective U.S. GAAP income tax rate for the first quarter was 40 percent, which was higher compared to the same period in 2025, primarily due to increased forecasted earnings for the current year, changes in uncertain tax benefits related to prior year tax examinations, and difference in functional currencies for tax purposes in certain jurisdictions.
The effective tax rate for 2026 adjusted earnings was 8 percent for the first quarter. We anticipate this rate for the full year 2026 based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"We are uniquely positioned to create and capture opportunities, and as we move into the second quarter, we expect meaningful sequential improvement driven by stronger volumes and price increase realization in the Acetyl Chain, along with pricing improvements in Engineered Materials and seasonal demand across both businesses." continued Richardson. "Based on this, we expect second quarter adjusted earnings per share to be $2.00 to $2.40. We are currently estimating adjusted earnings per share of approximately $3.00 per share in the second half of 2026 as we continue to advance actions to enhance our commercial capabilities and cost structure."
“These actions are expected to strengthen earnings in 2026, meaningfully accelerate deleveraging, and bring our net debt to operating EBITDA ratio into the vicinity of 4.8x. Across market cycles, execution of our priorities positions Celanese for stronger resilience and more sustainable long‑term performance,” Richardson concluded.

Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on May 5, 2026. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe	Media - Asia
Bill Cunningham	Jamaison Schuler	Petra Czugler	Maria Xia
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206	Phone: +86 21 3861 9368
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com	maria.xia@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2025 net sales of $9.5 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness and our financial condition, each of which could diminish our ability to raise additional capital to fund operations, reduce our business and strategic flexibility, increase our interest expense, limit the success of our deleveraging efforts, and impact changes to our credit ratings, which could increase our interest expense in the event of additional downgrades; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairment of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, AI-related vulnerabilities, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of fire, flood, hurricanes, other severe weather, natural disasters, other catastrophic events, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties, treaties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about May 5, 2026 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2026.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(In $ millions, except share and per share data)
Net sales	2,337	2,204	2,389
Cost of sales	(1,869)	(1,781)	(1,915)
Gross profit	468	423	474
Selling, general and administrative expenses	(226)	(223)	(231)
Amortization of intangible assets	(40)	(40)	(40)
Research and development expenses	(28)	(32)	(31)
Other (charges) gains, net	(20)	(39)	(31)
Foreign exchange gain (loss), net	12	7	21
Gain (loss) on disposition of businesses and assets, net	48	(3)	3
Operating profit (loss)	214	93	165
Equity in net earnings (loss) of affiliates	35	37	22
Non-operating pension and other postretirement employee benefit (expense) income	5	50	2
Interest expense	(183)	(177)	(170)
Refinancing expense	—	(36)	(32)
Interest income	9	6	4
Dividend income - equity investments	1	40	1
Other income (expense), net	1	—	2
Earnings (loss) from continuing operations before tax	82	13	(6)
Income tax (provision) benefit	(33)	15	(9)
Earnings (loss) from continuing operations	49	28	(15)
Earnings (loss) from operation of discontinued operations	(1)	(8)	(6)
Income tax (provision) benefit from discontinued operations	—	2	1
Earnings (loss) from discontinued operations	(1)	(6)	(5)
Net earnings (loss)	48	22	(20)
Net (earnings) loss attributable to noncontrolling interests	(4)	(3)	(4)
Net earnings (loss) attributable to Celanese Corporation	44	19	(24)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	45	25	(19)
Earnings (loss) from discontinued operations	(1)	(6)	(5)
Net earnings (loss)	44	19	(24)
Earnings (loss) per common share - basic
Continuing operations	0.41	0.23	(0.17)
Discontinued operations	(0.01)	(0.06)	(0.05)
Net earnings (loss) - basic	0.40	0.17	(0.22)
Earnings (loss) per common share - diluted
Continuing operations	0.41	0.23	(0.17)
Discontinued operations	(0.01)	(0.06)	(0.05)
Net earnings (loss) - diluted	0.40	0.17	(0.22)
Weighted average shares (in millions)
Basic	109.7	109.6	109.4
Diluted	110.0	109.8	109.4

Consolidated Balance Sheets - Unaudited

	As of March 31, 2026	As of December 31, 2025

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,758	1,263
Trade receivables - third party and affiliates, net	1,097	922
Non-trade receivables, net	583	545
Inventories	2,284	2,220
Assets held for sale	—	492
Other assets	247	251
Total current assets	5,969	5,693
Investments in affiliates	1,227	1,252
Property, plant and equipment, net	4,938	5,076
Operating lease right-of-use assets	376	359
Deferred income taxes	1,341	1,359
Other assets	608	601
Goodwill	4,157	4,171
Intangible assets, net	3,119	3,184
Total assets	21,735	21,695
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,741	1,204
Trade payables - third party and affiliates	1,441	1,279
Liabilities held for sale	—	75
Other liabilities	1,040	1,049
Income taxes payable	94	76
Total current liabilities	4,316	3,683
Long-term debt, net of unamortized deferred financing costs	10,813	11,394
Deferred income taxes	512	512
Uncertain tax positions	225	208
Benefit obligations	332	344
Operating lease liabilities	275	265
Other liabilities	777	817
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,482)	(5,482)
Additional paid-in capital	439	431
Retained earnings	9,917	9,876
Accumulated other comprehensive income (loss), net	(811)	(776)
Total Celanese Corporation shareholders' equity	4,063	4,049
Noncontrolling interests	422	423
Total equity	4,485	4,472
Total liabilities and equity	21,735	21,695